[CRIIMI MAE LOGO HERE]                               CRIIMI MAE Inc.
                                                     The CRI Building
                                                     11200 Rockville Pike
                                                     Rockville, Maryland 20862
                                                     301-468-9200
                                                     FAX: 301-231-0396

Contact:     Susan B. Railey
             for shareholders and securities brokers   NEWS RELEASE
             (301) 468-3120
             Andrew P. Blocher
             for institutional investors               FOR IMMEDIATE RELEASE
             (301) 231-0371
             James T. Pastore
             for news media
             (202) 546-6451

         CRIIMI MAE MAKES UPWARD REVISIONS TO CMBS ACQUISITION TARGETS;

           CRIIMI MAE SELLS PREFERRED STOCK TO FUND PURCHASES OF CMBS

ROCKVILLE, MD, September 23, 1997 -- (NYSE:CMM) -- CRIIMI MAE Inc., the Rockville, Maryland based full service commercial mortgage company, today announced an increase in its projected purchases of commercial mortgage-backed securities (CMBS) for 1997 and 1998. The company also announced the issuance and sale of 150,000 shares of Series C Cumulative Convertible Preferred Stock at $100 a share to a single European institutional investor, raising gross proceeds of $15.0 million. This increase in projected purchases of CMBS and the equity raise result from CRIIMI MAE's anticipated acquisitions of CMBS from two secondary market transactions and a primary offering.

CRIIMI MAE's previously projected 1997 and 1998 CMBS acquisitions with purchase prices totaling $250 million in each year. Based on the company's expectations for future opportunities in the CMBS market, CRIIMI MAE has increased its acquisition targets from $250 million purchase price to $400 million purchase price for 1997 and for 1998.

CRIIMI MAE Chairman William B. Dockser said, "CRIIMI MAE remains on target to meet its earnings expectations for 1997. The upward revision in our CMBS acquisition targets reflects our high expectations for growth in the CMBS and our adaptation to changing business conditions, including the tightening of CMBS spreads since the beginning of this year. In addition, the timing of the issuance of these preferred shares provides the financial flexibility needed to maximize our returns in a competitive marketplace."

CRIIMI MAE is a full-service commercial mortgage company specializing in the acquisition, origination, securitization and servicing of multifamily and commercial mortgages and mortgage-related assets throughout the U.S.

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